CREDIT AGREEMENT


                            Dated as of March 4, 2005

                                      among

                            CHECKPOINT SYSTEMS, INC.,
                                 as the Company,

                    CHECKPOINT MANUFACTURING JAPAN CO., LTD.,
                              as Japanese Borrower,

          CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME
                                  PARTY HERETO,
                              as Foreign Borrowers,

  Certain Domestic Subsidiaries of the COMPANY from time to time party hereto, as US Guarantors,

          CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME
                                  PARTY HERETO,
                              as Foreign Guarantors

                           THE LENDERS Parties Hereto

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Administrative Agent

          BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as Syndication Agent

                JPMORGAN CHASE BANK, N.A. as Documentation Agent

              HARRIS TRUST AND SAVINGS BANK, as Documentation Agent

                         WACHOVIA CAPITAL MARKETS, LLC,
                 As Sole Lead Arranger, Manager and Book Runner

                                TABLE OF CONTENTS


SECTION 1 DEFINITIONS                                                         1
         1.1      Definitions.................................................1
         1.2      Computation of Time Periods................................25
         1.3      Accounting Terms...........................................25
         1.4      Exchange Rates; Currency Equivalents.......................26
         1.5      Redenomination of Certain Foreign Currencies and
                               Computation of Dollar Amounts.................26

SECTION 2 CREDIT FACILITY                                                    27
         2.1      US Revolving Loans.........................................27
         2.2      Japanese Revolving Loans...................................30
         2.3      Swingline Loan Subfacility.................................33
         2.4      Letter of Credit Subfacility...............................35
         2.5      Additional Loans...........................................38
         2.6      Default Rate...............................................39
         2.7      Extension and Conversion...................................40
         2.8      Prepayments................................................40
         2.9      Termination and Reduction of Commitments...................41
         2.10     Fees.......................................................41
         2.11     Computation of Interest and Fees...........................43
         2.12     Pro Rata Treatment and Payments............................43
         2.13     Non-Receipt of Funds by the Administrative Agent...........45
         2.14     Inability to Determine Interest Rate.......................46
         2.15     Illegality.................................................46
         2.16     Requirements of Law........................................47
         2.17     Indemnity..................................................48
         2.18     Taxes......................................................49
         2.19     Indemnification; Nature of Issuing Lender's Duties.........51
         2.20     Replacement of Lenders.....................................53
         2.21     Additional Foreign Borrowers...............................53

SECTION 3 REPRESENTATIONS AND WARRANTIES.....................................54
         3.1      Existing Indebtedness......................................54
         3.2      Financial Statements.......................................54
         3.3      No Material Adverse Change.................................55
         3.4      Organization; Existence....................................55
         3.5      Authorization; Power; Enforceable Obligations..............55
         3.6      Consent; Government Authorizations.........................55
         3.7      No Material Litigation.....................................56
         3.8      No Default.................................................56
         3.9      Taxes......................................................56
         3.10     ERISA......................................................56
         3.11     Governmental Regulations, Etc..............................57
         3.12     Subsidiaries...............................................58
         3.13     Use of Proceeds............................................59
         3.14     Contractual Obligations; Compliance with Laws; No Conflicts59
         3.15     Accuracy and Completeness of Information...................59
         3.16     Environmental Matters......................................59
         3.17     Solvency...................................................60
         3.18     No Burdensome Restrictions.................................61
         3.19     Title to Property; Leases..................................61
         3.20     Insurance..................................................61
         3.21     Licenses and Permits.......................................61
         3.22     Anti-Terrorism Laws........................................61
         3.23     Labor Matters..............................................62
         3.24     Compliance with OFAC Rules and Regulations.................62

SECTION 4 CONDITIONS                                                         62
         4.1      Conditions to Closing......................................62
         4.2      Conditions to All Extensions of Credit.....................65

SECTION 5 AFFIRMATIVE COVENANTS..............................................65
         5.1      Financial Statements.......................................65
         5.2      Certificates; Other Information............................67
         5.3      Notices....................................................68
         5.4      Maintenance of Existence; Compliance with Laws; Contractual
                                          Obligations........................69
         5.5      Maintenance of Property; Insurance.........................69
         5.6      Inspection of Property; Books and Records; Discussions.....70
         5.7      Use of Proceeds............................................70
         5.8      Additional US Subsidiary Guarantors and Foreign Guarantors.70
         5.9      Financial Covenants.........................................72
         5.10     Payment of Obligations.....................................72
         5.11     Environmental Laws.........................................73

SECTION 6 NEGATIVE COVENANTS                                                 73
         6.1      Indebtedness...............................................74
         6.2      Liens......................................................75
         6.3      Nature of Business.........................................75
         6.4      Mergers, Sale of Assets and Indebtedness of Subsidiaries...75
         6.5      Advances, Investments and Loans............................76
         6.6      Transactions with Affiliates...............................77
         6.7      Fiscal Year; Organizational Documents; Material Contracts..77
         6.8      Limitation on Restricted Actions...........................77
         6.9      Restricted Payments........................................78
         6.10     Sale Leasebacks............................................78
         6.11     No Further Negative Pledges................................78

SECTION 7 EVENTS OF DEFAULT                                                  79
         7.1      Events of Default..........................................79
         7.2      Acceleration; Remedies.....................................81

SECTION 8 AGENCY PROVISIONS                                                  82
         8.1      Appointment................................................82
         8.2      Delegation of Duties.......................................82
         8.3      Exculpatory Provisions.....................................82
         8.4      Reliance by Administrative Agent...........................83
         8.5      Notice of Default..........................................83
         8.6      Non-Reliance on Administrative Agent and Other Lenders.....84
         8.7      Indemnification............................................84
         8.8      Administrative Agent in Its Individual Capacity............85
         8.9      Successor Administrative Agent.............................85
         8.10     Patriot Act Notice.........................................85
         8.11     Other Agents, Arrangers and Managers.......................85

SECTION 9 GUARANTY                                                           86
         9.1      The US Guaranty............................................86
         9.2      Bankruptcy.................................................86
         9.3      Nature of Liability........................................87
         9.4      Independent Obligation.....................................87
         9.5      Authorization..............................................87
         9.6      Reliance...................................................88
         9.7      Waiver.....................................................88
         9.8      Limitation on Enforcement..................................89
         9.9      Confirmation of Payment....................................90

SECTION 10 MISCELLANEOUS                                                     90
         10.1     Amendments and Waivers.....................................90
         10.2     Notices....................................................92
         10.3     No Waiver; Cumulative Remedies.............................94
         10.4     Survival of Representations and Warranties.................94
         10.5     Payment of Expenses and Taxes..............................94
         10.6     Successors and Assigns; Participations; Purchasing Lenders.95
         10.7     Adjustments; Set-off.......................................98
         10.8     Table of Contents and Section Headings.....................99
         10.9     Counterparts...............................................99
         10.10    Effectiveness..............................................99
         10.11    Severability...............................................99
         10.12    Integration................................................99
         10.13    GOVERNING LAW.............................................100
         10.14    Consent to Jurisdiction and Service of Process............100
         10.15    Confidentiality...........................................100
         10.16    Judgment Currency.........................................101
         10.17    Acknowledgments...........................................101
         10.18    Waivers of Jury Trial.....................................102



SECTION 11 SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE

OCCURRENCE OF A SHARING EVENT                                               102
         11.1     Participations............................................102
         11.2     Administrative Agent's Determination Binding..............103
         11.3     Participation Payments in Dollars.........................103
         11.4     Delinquent Participation Payments.........................103
         11.5     Settlement of Participation Payments......................104
         11.6     Participation Obligations Absolute........................104
         11.7     Increased Cost; Indemnities...............................104
         11.8     Provisions Solely to Effect Intercreditor Agreement.......104

                                    SCHEDULES

Schedule 1.1-1     Form of Account Designation Letter
Schedule 1.1-2     Mandatory Cost Rate
Schedule 2.1(a)    Lenders and Commitments
Schedule 2.1(b)(i) Form of Notice of Borrowing
Schedule 2.1(e)    Form of US Note
Schedule 2.2(e)    Form of Japanese Note
Schedule 2.3(d)    Form of Swingline Note
Schedule 2.7       Form of Notice of Extension/Conversion
Schedule 2.18      2.18 Certificate
Schedule 2.21      Foreign Borrower Joinder Agreement
Schedule 3.1       Indebtedness
Schedule 3.7       Litigation
Schedule 3.12      Subsidiaries
Schedule 3.20      Insurance
Schedule 3.23      Labor Matters
Schedule 4.1(d)    Form of Secretary's Certificate
Schedule 5.2(b)    Form of Officer's Compliance Certificate
Schedule 5.8(a)    Form of US Guarantor Joinder Agreement
Schedule 5.8(b)    Form of Foreign Guarantor Joinder Agreement
Schedule 6.2       Liens
Schedule 6.5(e)    Investments
Schedule 10.2      Lenders' Lending Offices
Schedule 10.6(c)   Form of Commitment Transfer Supplement

99

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of March 4, 2005 (the "Credit Agreement"), is by and among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the "Company"), CHECKPOINT MANUFACTURING JAPAN CO., LTD. (the "Japanese Borrower"), those Foreign Subsidiaries of the Company identified as "Foreign Borrowers" on the signature pages hereto and each other Foreign Subsidiary as may from time to time become a party hereto pursuant to Section
2.21 as a borrower (the "Foreign Borrowers"), those Domestic Subsidiaries of the Company identified as "US Guarantors" on the signature pages hereto and each other Domestic Subsidiary of the Company as may from time to time become a party hereto as a guarantor (the "US Subsidiary Guarantors" and together with the Company, the "US Guarantors"), those Foreign Subsidiaries of the Company identified as "Foreign Guarantors" on the signature pages hereto and each other Foreign Subsidiary as may from time to time become a party hereto pursuant to
Section 5.8 as a guarantor (the "Foreign Guarantors"), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (collectively, the "Lenders" and individually, a "Lender") and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                               W I T N E S S E T H

         WHEREAS, the Company has requested that the Lenders provide a $150,000,000 revolving credit facility for the purposes hereinafter set forth;

         WHEREAS, the Company has directed that the Japanese Borrower and the Foreign Borrowers obtain financing from the Lenders hereunder; and

         WHEREAS, the Lenders have agreed to make the requested credit facility available to the Company and certain of its Subsidiaries on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         1.1      Definitions.

         As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

         "Account Designation Letter" means the Notice of Account Designation Letter dated the Closing Date from the Company to the Administrative Agent in substantially the form attached hereto as Schedule 1.1-1.

         "Administrative Agent" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "Affiliate" means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agent Approval Entity" means Checkpoint Systems International GmbH, Checkpoint Systems GmbH, Checkpoint Systems Holding GmbH, Checkpoint Systems Europe GmbH, Checkpoint Systems France S.A, Checkpoint Systems Espana, S.A., Checkpoint Holland Holding B.V. and Checkpoint Meto Benelux B.V.

         "Aggregate Japanese Revolving Committed Amount" means the aggregate amount of Japanese Revolving Commitments in effect from time to time, being initially TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be reduced as provided in Section 2.9 from time to time).

         "Aggregate US Revolving Committed Amount" means the aggregate amount of US Revolving Commitments in effect from time to time, being initially ONE HUNDRED THIRTY MILLION DOLLARS ($130,000,000) (as such amount may be increased as provided in Section 2.5 or reduced as provided in Section 2.9 from time to time).

         "Alternate Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

         "Alternate Base Rate Loans" means Loans that bear interest at an interest rate based on the Alternate Base Rate.

         "Anti-Terrorism Laws" has the meaning set forth in Section 3.22.

         "Applicable Percentage" means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin for Revolving Loans", (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee", (c) the Letter of Credit Fee shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee" and (d) the US Commitment Fee and the Japanese Commitment Fee shall be the percentage set forth under the column "Commitment Fee":


                                      APPLICABLE PERCENTAGE

                                  Alternate     LIBOR Rate
                                  Base Rate     Margin For
                                  Margin For   Revolving Loans
                                  Revolving     and Letter of    Commitment Fee
 Level          Leverage Ratio    Loans         Credit Fee
  I          > 2.50 to 1.0         0.500%          1.750%            0.300%
 II          < 2.50 to 1.0 but     0.250%          1.500%            0.300%
             > 2.00 to 1.0
III          < 2.00 to 1.0 but     0.000%          1.250%            0.250%
             > 1.50 to 1.0
 IV          < 1.50 to 1.0 but     0.000%          1.000%            0.250%
             > 1.00 to 1.0
  V          < 1.00 to 1.0         0.000%          0.750%            0.175%

         The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a) and (b) and Section 5.2(b) (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level IV until the first Interest Determination Date occurring after the delivery of the officer's compliance certificate pursuant to Section 5.2(b) for the quarter ending December 26, 2004. After the Closing Date, if the Company shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and Sections 5.2(a) and (b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

         "Applicable Time" means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

         "Applicant Foreign Borrower" has the meaning set forth in Section 2.21.

         "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "British Pounds Sterling" or "(pound)"means the lawful currency of the United Kingdom.

         "Borrowers" means the Company, the Japanese Borrower and the Foreign Borrowers.

         "Business Day" means any day other than a Saturday, Sunday or legal holiday on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market,
(b) with respect to any Foreign Currency Loan, the term "Business Day" shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency and (c) with respect to any Foreign Currency Loan denominated in Euros, the term "Business Day" shall exclude any day that is not a Target Settlement Day.

         "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

         "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

         "Change of Control" means (a) any Person or two or more Persons acting in concert shall have acquired "beneficial ownership," directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934) or (d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

         "Closing Date" means the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Commitment" means the US Revolving Commitment, the Japanese Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

         "Commitment Fees" means the US Commitment Fee and the Japanese Commitment Fee, individually or collectively, as appropriate.

         "Commitment Percentage" means, the US Commitment Percentage, the Japanese Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

         "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

         "Commitment Transfer Supplement" means a Commitment Transfer Supplement substantially in the form of Schedule 10.6(c).

         "Company" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "Consolidated Assets" means, at any time, the amount representing the assets of the Company and its Subsidiaries that would appear on a consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP.

         "Consolidated Capital Expenditures" means, for any period, all expenditures of the Company and its Subsidiaries on a consolidated basis for such period which in accordance with GAAP would be classified as capital expenditures, including without limitation, obligations under Capital Leases.

         "Consolidated EBITDA" means, for any period, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) other extraordinary, unusual or non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and excluding any payment received pursuant to business interruption insurance) of the Company and its Subsidiaries for such period and (ii) interest income of the Company and its Subsidiaries for such period, all as determined on a consolidated basis.

         "Consolidated Funded Debt" means, as of any date of determination, Funded Debt of the Company and its Subsidiaries on a consolidated basis.

         "Consolidated Interest Expense" means, for any period, all Interest Expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Company and its Subsidiaries on a consolidated basis.

         "Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for such period.

         "Consolidated Tangible Assets" means, at any time, the amount representing the assets of the Company and the Subsidiaries that would appear on the consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP, less goodwill and other intangibles.

         "Continuing Directors" means, during any period of up to 12 consecutive months commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Company (together with any new director whose election by the Company's board of directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

         "Credit Documents" means a collective reference to this Credit Agreement (including the US Guaranty), the Notes, the LOC Documents, the Fee Letter, any Foreign Guaranty, any US Guarantor Joinder Agreement, any Foreign Borrower Joinder Agreement, any Foreign Guarantor Joinder Agreement, the Intercompany Subordination Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement).

         "Credit Party" means any of the Company, the Japanese Borrower, the Foreign Borrowers, the Foreign Guarantors or the US Subsidiary Guarantors.

         "Credit Party Obligations" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement permitted pursuant to Section 6.1(e).

         "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Lender" means, at any time, any Lender that, at such time,
(a) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

         "Dollar Amount" means, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount, and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

         "Dollars" and "$" means dollars in lawful currency of the United States of America.

         "Domestic Credit Party" means each Credit Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

         "Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

         "EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union.

         "EMU Legislation" means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

         "Environmental Laws" means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

         "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

         "Euro" means the single currency of Participating Member States of the European Union.

         "Eurodollar Reserve Percentage" means for any day, (A) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does not apply, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City and (B) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does apply, zero (0).

         "Euro Unit" means the currency unit of the Euro.

         "Event of Default" means such term as defined in Section 7.1.

         "Exchange Percentage" means, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Article XI) of which (a) the numerator shall be the sum of the US Revolving Commitment of such Lender and the Japanese Revolving Commitment of such Lender and (b) the denominator of which shall be the sum of the Aggregate US Revolving Committed Amount and the Aggregate Japanese Revolving Committed Amount.

         "Extension of Credit" means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

         "Existing Facilities" means the facilities under that certain Credit Agreement dated October 27, 1999 (as amended), among the Company, the lenders party thereto and Wachovia Bank, National Association (formerly known as First Union National Bank), as administrative agent.

         "Fee Letter" means that certain letter agreement, dated as of January 11, 2005, among the Administrative Agent, the Lead Arranger and the Company, as amended, modified, supplemented or replaced from time to time.

         "Fees" means all fees payable pursuant to Section 2.10.

         "Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and
(b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

         "Foreign Borrower" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "Foreign Borrower Joinder Agreement" means a Foreign Borrower Joinder Agreement substantially in the form of Schedule 2.21.

         "Foreign Credit Party" means any Credit Party that is not a Domestic Credit Party.

         "Foreign Currency" means (a) Euros, (b) British Pounds Sterling and (c) Japanese Yen.

         "Foreign Currency Equivalent" means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

         "Foreign Currency Fronting Bank" means the Administrative Agent.

         "Foreign Currency Loan" means any Loan denominated in a Foreign
          Currency.

         "Foreign Currency Participant" means any Lender who is unable to fund a Foreign Currency Loan in a particular Foreign Currency to the extent such Lender has notified the Foreign Currency Fronting Bank in writing as of (i) the Closing Date or (ii) the date such Lender becomes a Lender pursuant to a Commitment Transfer Supplement delivered pursuant to Section 10.6.

         "Foreign European Subsidiary" means any Foreign Subsidiary of the Company that is organized or formed under the laws of a country located in Europe.

         "Foreign Guarantor" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "Foreign Guarantor Joinder Agreement" means a Foreign Guarantor Joinder Agreement in substantially the form of Schedule 5.8(b), executed and delivered by each Person required to become a Foreign Guarantor in accordance with the provisions of Section 5.8(b).

         "Foreign Guaranty" means a guaranty agreement in favor of the Administrative Agent for the benefit of the Lenders which guarantees the Credit Party Obligations of the Japanese Borrower and the Foreign Borrowers hereunder executed by (a) any Foreign Guarantor pursuant to Section 5.8(b) or (c), (b) any Foreign Borrower pursuant to Section 2.21 or (c) the Japanese Borrower pursuant to Section 2.21.

         "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

         "Fronted Foreign Currency Loans" shall have the meaning set forth in
Section 2.1(b)(iii) or Section 2.2(b)(iii), as applicable.

         "Funded Debt" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include any Indebtedness between or among the Company and any of its Subsidiaries.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section
1.3 hereof.

         "Government Acts" has the meaning set forth in Section 2.19(a).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

         "Hedging Agreement Provider" means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(e) to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into any such Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

         "Hedging Agreements" means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six
(6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock or other equity interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

         "Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
Section 4245 of ERISA.

         "Intangibles" means all assets which would be shown as intangible assets on a balance sheet prepared in accordance with GAAP.

         "Intercompany Subordination Agreement" means the Intercompany Subordination Agreement dated as of the Closing Date by and among the Company, its Subsidiaries and the Agent.

         "Interest Coverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (ii) Consolidated Interest Expense paid or payable in cash during such period.

         "Interest Expense" means, with respect to any Person for any period, the sum of the amount of interest paid or accrued in respect of such period.

         "Interest Payment Date" means (a) as to any Alternate Base
Rate Loan or Swingline Loan bearing interest at the Alternate Base Rate, the last day of each March, June, September and December and on the Maturity Date,
(b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

         "Interest Period" means, as to any LIBOR Rate Loan, a period of one, two, three or six months duration, as the Company may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, (iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan, (iv) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date is due on the Maturity Date and (v) no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire or begin on the same date.

         "Investment" has the meaning set forth in Section 6.5.

        "Issuing Lender" means Wachovia.

        "Issuing Lender Fees" has the meaning set forth in Section 2.10(c).

        "Japanese Borrower" means Checkpoint Manufacturing Japan Co., Ltd., a Japanese corporation.


        "Japanese Commitment Fee" has the meaning set forth in Section 2.10(a)(ii).

        "Japanese Commitment Percentage" means, for each Japanese Lender, the percentage identified as its Japanese Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

        "Japanese Foreign Currency Reserve" means, at any time, the Dollar Amount (determined as of the most recent Revaluation Date) equal to 5% of Foreign Currency Loans outstanding to the Japanese Borrower at such time.

        "Japanese Lender" means any Lender with a Japanese Revolving Commitment

        "Japanese Note" or "Japanese Notes" means the promissory notes of the Japanese Borrower and the Company in favor of each of the Japanese Lenders that request such notes evidencing the Japanese Revolving Loans in substantially the form attached as Schedule 2.2(e), as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

        "Japanese Revolving Commitment" means, with respect to each Japanese Lender, the commitment of such Japanese Lender to make Japanese Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Japanese Lender's Japanese Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

        "Japanese Revolving Committed Amount" means the amount of each Japanese Lender's Japanese Revolving Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

        "Japanese Revolving Loans" has the meaning set forth in Section 2.2(a).

        "Japanese Yen" means the lawful currency of Japan.

        "Lead Arranger" means Wachovia Capital Markets, LLC, together with its successors and assigns.

         "Lenders" has the meaning set forth in the first paragraph of this Credit Agreement.

         "Letters of Credit" means any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.

         "Letter of Credit Fee" has the meaning set forth in Section 2.10(b).

         "Leverage Ratio" means, as of any date of determination, the ratio of
(a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date.

         "LC Mandatory Borrowing" has the meaning set forth in Section 2.4(e).

         "LIBOR" means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on, in the case of Dollars, the Telerate Page 3750 (or any successor page) and, in the case of a Foreign Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. With respect to any LIBOR Rate Loan denominated in British Pounds Sterling, for any Interest Period, "LIBOR" shall mean the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) the Mandatory Cost Rate for such Interest Period.

         "LIBOR Lending Office" means, initially, the office of each Lender designated as such Lender's LIBOR Lending Office shown on Schedule 10.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

         "LIBOR Market Index Rate" means, for any day, the rate for one month U.S. dollar deposits or Euros, as applicable, as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

         "LIBOR Market Index Rate Loan" means any Loan bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

         "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

                  LIBOR Rate =                       LIBOR
                                    -----------------------------------
                                   1.00 - Eurodollar Reserve Percentage

        "LIBOR Rate Loan" means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

        "Loan" or "Loans" means a Revolving Loan and/or a Swingline Loan, as appropriate.

        "LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

        "LOC Commitment Percentage" means, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

         "LOC Committed Amount" means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4 and, individually, the amount of each Lender's LOC Commitment as specified in Schedule 2.1(a).

         "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) collateral security, if any, for such obligations.

         "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

         "Mandatory Borrowing" has the meaning set forth in Section 2.3(b).

         "Mandatory Cost Rate" means, with respect to any period, a rate per annum determined in accordance with Schedule 1.1-2.

         "Material" means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, (a) the business, property, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the Company's ability to pay the Credit Party Obligations.

        "Material Contract" means any contract or other arrangement, whether written or oral, to which the Company or any of its Subsidiaries is a party as to which contract the breach, nonperformance or cancellation of such contract by any party thereto would reasonably be expected to have a Material Adverse Effect.

        "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

        "Material Subsidiary" means any Subsidiary of the Company whose attributable portion of Consolidated Tangible Assets exceeds ten percent (10%) of Consolidated Tangible Assets, or whose attributable portion of Consolidated EBITDA exceeds ten percent (10%) of Consolidated EBITDA.

        "Maturity Date" means the fifth anniversary of the Closing Date.

        "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

        "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Multiple Employer Plan" means a Plan (other than a
Multiemployer Plan) which any Credit Party or any ERISA Affiliate and at least one employer other than the Credit Parties or any ERISA Affiliate are contributing sponsors.

        "National Currency Unit" means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

        "Note" or "Notes" means the US Notes and/or the Japanese Notes, as appropriate.

        "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i),
Section 2.2(b)(i) and Section 2.3(b)(i).

        "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Schedule 2.7, as required by Section 2.7.

        "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

        "Participant" has the meaning set forth in Section 10.6(b).

        "Participating Member State" means each country so described in any EMU Legislation.

        "Participation Interest" means the purchase by a US Lender of a participation interest in Swingline Loans as provided in Section 2.3(b)(ii) or in Letters of Credit as provided in Section 2.4(c).

        "Patriot Act" has the meaning set forth in Section 8.10.

        "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

        "Permitted Acquisition" means any acquisition or any series of related acquisitions by a Credit Party of the assets or a majority of the Voting Stock of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the "Target"), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties certify to the Administrative Agent and the Required Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (c) the Target shall have executed a joinder agreement in accordance with the terms of Section 5.8, if required by such section, (d) immediately after giving effect to such acquisition the Borrowers would have the ability (but shall not be required) to borrow at least $50,000,000 under this Credit Agreement without causing a violation of any covenant and (e) such acquisition is not a "hostile" acquisition and has been approved by the board of directors and/or shareholders of the applicable Credit Party and the Target.

        "Permitted Investments" has the meaning set forth in Section 6.5.

        "Permitted Liens" means:

                  (a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

                  (b) purchase money Liens securing purchase money indebtedness and Liens arising in connection with Capital Leases, to the extent each is permitted under Section 6.1(d);

                  (c) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed ninety (90) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

                  (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

                  (e) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (f) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (g) Liens existing on the Closing Date and set forth on
         Schedule 6.2; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

                  (h) zoning ordinances, easements, covenants and other customary restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the business or operations of the Company and its Subsidiaries or materially impair the value of any such real property; and

                  (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

                  (j) other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $25,000,000.

         "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

         "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Wachovia as its prime commercial lending rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Administrative Agent to any debtor).

        "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Purchasing Lenders" has the meaning set forth in Section 10.6(c).

        "Recovery Event" means the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

        "Register" has the meaning set forth in Section 10.6(d).

        "Regulation T, U, or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

        "Reorganization" means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

        "Related Fund" means, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender,
(c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) through (c).

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived pursuant to regulations issued by the PBGC.

        "Required Lender Approval Entity" means any Foreign Subsidiary of the Company other than an Agent Approval Entity.

        "Required Lenders" means, at any time, Lenders having more than fifty percent (50%) of (a) the Commitments or (b) if the Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans (including unfunded participations in Fronted Foreign Currency Loans of the Foreign Currency Participants and including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in any Swingline Loans) outstanding; provided that the Commitments of, and outstanding principal Dollar Amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

        "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

        "Responsible Officer" means any of the Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, the Treasurer, or Director of Treasury Operations of the Company.

        "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding,
(c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding,
(d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness or (f) the payment by the Company or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Company or such Subsidiary.

        "Revaluation Date" means each of the following: (a) each date a Loan denominated in a Foreign Currency is made pursuant to Section 2.1 or 2.3; (b) each date a LIBOR Rate Loan denominated in a Foreign Currency is continued pursuant to Section 2.7; (c) each date a Revolving Loan is made to reimburse a Swingline Loan (including a Mandatory Borrowing) or drawing under a Letter of Credit (including an LC Mandatory Borrowing) or a Participation Interest is required to be purchased in an outstanding Swingline Loan or outstanding LOC Obligations pursuant to the terms of Section 2.3 or Section 2.4, respectively;
(d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall specify.

        "Revolving Loan" or "Revolving Loans" means a US Revolving Loan and/or a Japanese Revolving Loan, as appropriate.

        "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

        "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time.

        "Sanctioned Person" means (a) a Person named on the list of "Specially Designated Nationals and Blocked Persons" maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

        "Security" means "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.

        "Sharing Event" means (a) the occurrence of any Event of Default under
Section 7.1(e), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with
Section 7.2 or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans or any LOC Obligations on the relevant Maturity Date.

        "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

        "Spot Rate" means, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

        "Subordinated Indebtedness" means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms acceptable to the Administrative Agent and the Lenders.

        "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, "Subsidiary" or "Subsidiaries" means Subsidiaries of the Company.

         "Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

         "Swingline Committed Amount" means the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.3(a).

         "Swingline Lender" means Wachovia, in its capacity as such.

         "Swingline Loan" or "Swingline Loans" has the meaning set forth in
Section 2.3(a).

         "Swingline Note" means the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

         "Target" has the meaning set forth in the definition of Permitted Acquisition.

         "Target Settlement Day" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

         "Taxes" has the meaning set forth in Section 2.18.

         "Total Consideration" has the meaning set forth in Section 5.2(f).

         "Transfer Effective Date" has the meaning set forth in each Commitment Transfer Supplement.

         "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1,
1993), as amended from time to time.

         "Type" means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

         "US Commitment Fee" has the meaning set forth in Section
2.10(a)(i).

         "US Commitment Percentage" means, for each US Lender, the percentage identified as its US Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

         "US Foreign Currency Reserve" means, at any time, the Dollar Amount (determined as of the most recent Revaluation Date) equal to 5% of Foreign Currency Loans outstanding to the Company and the Foreign Borrowers at such time.

         "US Guarantor Joinder Agreement" means a US Guarantor Joinder Agreement in substantially the form of Schedule 5.8(a), executed and delivered by each Person required to become a US Subsidiary Guarantor in accordance with the provisions of Section 5.8(a).

         "US Guarantors" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "US Guaranty" means the guaranty of the US Guarantors set forth in
Section 9.

         "US Lender" means any Lender with a US Revolving Commitment.

         "US Note" or "US Notes" means the promissory notes of the Company in favor of each of the US Lenders that request such notes (a) evidencing the US Revolving Loans in substantially the form attached as Schedule 2.1(e) or (b) evidencing the Swingline Loans in substantially the form attached as Schedule 2.3(d), with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

         "US Revolving Commitment" means, with respect to each US Lender, the commitment of such US Lender to make US Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such US Lender's US Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

         "US Revolving Committed Amount" means the amount of each US Lender's US Revolving Commitment as specified in Schedule 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

         "US Revolving Loans" has the meaning set forth in Section 2.1(a).

         "US Subsidiary Guarantors" has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

         "Voting Stock" means, with respect to any Person, Capital
Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Wachovia" means Wachovia Bank, National Association and its successors
          --------

         1.2      Computation of Time Periods.

         All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3      Accounting Terms.

         Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 5.9 for such purpose), then the Credit Parties' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

         The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application".

         Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 (including, without limitation, for purposes of the definitions of "Pro Forma Basis" and "Applicable Percentage" set forth in Section 1.1), after consummation of any Permitted Acquisition, (i) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, and (ii) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

         1.4      Exchange Rates; Currency Equivalents.

         (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

         (b) Wherever in this Credit Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan or any renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

         (c) Determinations by the Administrative Agent pursuant to this Section
1.4 shall be conclusive absent manifest error.

         1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.


         (a) Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

         (b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

         (c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Credit Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.


                                    SECTION 2
                                 CREDIT FACILITY

         2.1      US Revolving Loans.

         (a) US Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each US Lender severally agrees to make revolving credit loans (the "US Revolving Loans") (i) in Dollars and in Foreign Currencies to the Company and (ii) in Foreign Currencies to the Foreign Borrowers, in each case, from time to time in the amount of such US Lender's US Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (A) with regard to the US Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation
Date) of outstanding US Revolving Loans plus outstanding Swingline Loans plus LOC Obligations plus the US Foreign Currency Reserve shall not exceed the Aggregate US Revolving Committed Amount, (B) with regard to each US Lender individually, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such US Lender's US Commitment Percentage of outstanding US Revolving Loans (including, without limitation, unfunded participations in Fronted Foreign Currency Loans) plus such US Lender's US Commitment Percentage of Swingline Loans plus such US Lender's LOC Commitment Percentage of LOC Obligations plus such US Lender's US Commitment Percentage of the US Foreign Currency Reserve shall not exceed such US Lender's US Revolving Committed Amount, (C) the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of US Revolving Loans made to the Company that are Foreign Currency Loans shall not exceed $115,000,000 and (D) the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of US Revolving Loans made to the Foreign Borrowers shall not exceed $55,000,000. US Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans. US Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each US Lender at its LIBOR Lending Office and Alternate Base Rate Loans shall be made by each US Lender at its Domestic Lending Office.

         (b) US Revolving Loan Borrowings.

                  (i) Notice of Borrowing. The Company shall request a US Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing) to the Administrative Agent (A) not later than 11:00 A.M. (I) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, (II) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and (B) not later than 10:00 A.M. (London, England time) four (4) Business Days prior to the date of the requested borrowing in the case of Foreign Currency Loans. Each such request for borrowing shall be irrevocable and shall specify (1) that a US Revolving Loan is requested, (2) the applicable Borrower to which such US Revolving Loan is to be made, (3) the date of the requested borrowing (which shall be a Business Day), (4) the aggregate principal amount to be borrowed, (5) the applicable currency in which such US Revolving Loan is to be funded (such currency shall either be Dollars or a Foreign Currency), (6) if the US Revolving Loan is to be made in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (7) if the US Revolving Loan is to be made in Foreign Currencies, that such borrowing shall be comprised solely of LIBOR Rate Loans and (8) if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month,
         (y) the Type of Loan requested in the case of a Loan to be made in Dollars, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder or (z) the currency for such Loan, then such Loan shall be made in Dollars. The Administrative Agent shall give notice to each US Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                  (ii) Minimum Amounts. Each US Revolving Loan shall be in a minimum aggregate principal Dollar Amount of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate US Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate US Revolving Committed Amount, if less).

                  (iii) Advances. Each US Lender (or in the case of any Foreign Currency Participant, the Foreign Currency Fronting Bank, on such Foreign Currency Participant's behalf as set forth below) will make its US Commitment Percentage of each US Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 10.2, or at such office as the Administrative Agent may designate in writing, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, by (A) 1:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any US Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any US Revolving Loan denominated in a Foreign Currency. With respect to any Foreign Currency Participant, the Foreign Currency Fronting Bank will make such Foreign Currency Participant's US Commitment Percentage of each applicable Foreign Currency Loan on behalf of such Foreign Currency Participant for the account of the applicable Borrower, in the applicable Foreign Currency (each such Foreign Currency Loan a "Fronted Foreign Currency Loan"). Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account designated by the Company with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

         (c) Repayment. The principal amount of all US Revolving Loans shall be due and payable in full on the Maturity Date.

         (d) Interest. Subject to the provisions of Section 2.6:

                  (i) Alternate Base Rate Loans. During such periods as US Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

                  (ii) LIBOR Rate Loans. During such periods as US Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on US Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

         (e) US Notes. The US Revolving Loans shall be further evidenced by a duly executed US Note in favor of each US Lender in the form of Schedule 2.1(e) attached hereto, if requested by such Lender.

         (f) Maximum Number of LIBOR Rate Loans. The Borrowers will be limited to a maximum number of six (6) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

         (g) Participations of Foreign Currency Loans. At the time that the Foreign Currency Fronting Bank makes a Fronted Foreign Currency Loan, each Foreign Currency Participant shall be deemed, without any further action by any Person, to have purchased from the Foreign Currency Fronting Bank an unfunded participation, without recourse to or warranty of the Foreign Currency Fronting Bank, in such Fronted Foreign Currency Loan in an amount equal to such Foreign Currency Participant's US Commitment Percentage of such Loan and shall be obligated to fund such participation at the time and in the manner provided below. In the event that the applicable Borrower shall fail to timely repay any Foreign Currency Loan, and in any event upon (i) the request of the Foreign Currency Fronting Bank and (ii) the occurrence and during the continuance of a Default or an Event of Default, each Foreign Currency Participant shall fund its participation in such Loan (regardless of whether the conditions precedent thereto set forth in Section 4.2 are then satisfied, whether or not the Company has then submitted a Notice of Borrowing and whether or not the US Revolving Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) by paying to the Foreign Currency Fronting Bank, at the address provided in Section 10.2 or at such other address as the Foreign Currency Fronting Bank may designate, the Dollar Amount (as determined as of the date such participation is to be funded) of its participation in such Foreign Currency Loan. Upon the funding of its US Commitment Percentage of such Foreign Currency Loan, a Foreign Currency Participant shall have a US Revolving Loan denominated in Dollars equal to the Dollar amount funded. If such amount is not in fact made available to the Foreign Currency Fronting Bank by any Foreign Currency Participant, the Foreign Currency Fronting Bank shall be entitled to recover such amount on demand from such Foreign Currency Participant, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate if paid within two Business Days of the date of demand thereof, and thereafter at a rate equal to the Alternate Base Rate. If such Foreign Currency Participant does not pay such amount forthwith upon the Foreign Currency Fronting Bank's demand therefor, and until such time as such Foreign Currency Participant makes the required payment, the Foreign Currency Fronting Bank shall be deemed to continue to have outstanding Foreign Currency Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the Foreign Currency Participants to purchase a participation therein. From the date on which the Foreign Currency Fronting Bank makes any Fronted Foreign Currency Loan on behalf of any Foreign Currency Participant until the date on which such Foreign Currency Participant funds its US Commitment Percentage of any such Foreign Currency Loans to the Foreign Currency Fronting Bank in the manner set forth above, the interest payable on such Foreign Currency Loan as set forth in
Section 2.1(d) shall be allocated among the Foreign Currency Fronting Bank and each Foreign Currency Participant such that each Foreign Currency Participant shall receive the Applicable Percentage on such Foreign Currency Loan and the Foreign Currency Fronting Bank shall receive the remainder of the interest paid by the applicable Borrower pursuant to Section 2.1(d).

         2.2      Japanese Revolving Loans.

         (a) Japanese Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Japanese Lender severally agrees to make revolving credit loans (the "Japanese Revolving Loans") (i) in Dollars and in Foreign Currencies to the Company and to the Foreign Borrowers and (ii) in Japanese Yen to the Japanese Borrower, in each case, from time to time in the amount of such Japanese Lender's Japanese Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (A) with regard to the Japanese Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Japanese Revolving Loans plus the Japanese Foreign Currency Reserve shall not exceed the Aggregate Japanese Revolving Committed Amount and (B) with regard to each Japanese Lender individually, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Japanese Lender's Japanese Commitment Percentage of outstanding Japanese Revolving Loans (including, without limitation, unfunded participations in Fronted Foreign Currency Loans) plus such Japanese Lender's Japanese Commitment Percentage of the Japanese Foreign Currency Reserve shall not exceed such Japanese Lender's Japanese Revolving Committed Amount. Japanese Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans. Japanese Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Japanese Lender at its LIBOR Lending Office and Alternate Base Rate Loans shall be made by each Japanese Lender at its Domestic Lending Office.

         (b) Japanese Revolving Loan Borrowings.

                  (i) Notice of Borrowing. The Company shall request a Japanese Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing) to the Administrative Agent (A) not later than 11:00 A.M. (I) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, (II) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and (B) not later than 10:00 A.M. (London, England time) four (4) Business Days prior to the date of the requested borrowing in the case of Foreign Currency Loans. Each such request for borrowing shall be irrevocable and shall specify (1) that a Japanese Revolving Loan is requested, (2) the applicable Borrower to which such Japanese Revolving Loan is to be made, (3) the date of the requested borrowing (which shall be a Business Day), (4) the aggregate principal amount to be borrowed, (5) the applicable currency in which such Japanese Revolving Loan is to be funded (such currency shall either be Dollars or a Foreign Currency), (6) if the Japanese Revolving Loan is to be made in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof,
         (7) if the Japanese Revolving Loan is to be made in Foreign Currencies, that such borrowing shall be comprised solely of LIBOR Rate Loans and
         (8) if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing
         (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (y) the Type of Loan requested in the case of a Loan to be made in Dollars, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder or (z) the currency for such Loan, then such Loan shall be made in Dollars. The Administrative Agent shall give notice to each Japanese Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                  (ii) Minimum Amounts. Each Japanese Revolving Loan shall be in a minimum aggregate principal Dollar Amount of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Japanese Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Japanese Revolving Committed Amount, if less).

                  (iii) Advances. Each Japanese Lender (or in the case of any Foreign Currency Participant, the Foreign Currency Fronting Bank, on such Foreign Currency Participant's behalf as set forth below) will make its Japanese Commitment Percentage of each Japanese Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 10.2, or at such office as the Administrative Agent may designate in writing, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, by (A) 1:00 P.M. on the date specified in the applicable Notice of Borrowing in the case of any Japanese Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Japanese Revolving Loan denominated in a Foreign Currency. With respect to any Foreign Currency Participant, the Foreign Currency Fronting Bank will make such Foreign Currency Participant's Japanese Commitment Percentage of each applicable Foreign Currency Loan on behalf of such Foreign Currency Participant for the account of the applicable Borrower, in the applicable Foreign Currency (each such Foreign Currency Loan a "Fronted Foreign Currency Loan"). Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account designated by the Company with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

         (c) Repayment. The principal amount of all Japanese Revolving Loans shall be due and payable in full on the Maturity Date.

         (d) Interest. Subject to the provisions of Section 2.6:

                  (i) Alternate Base Rate Loans. During such periods as Japanese Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

                  (ii) LIBOR Rate Loans. During such periods as Japanese Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Japanese Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

         (e) Japanese Notes. The Japanese Revolving Loans shall be further evidenced by a duly executed Japanese Note in favor of each Japanese Lender in the form of Schedule 2.2(e) attached hereto, if requested by such Lender.

         (f) Maximum Number of LIBOR Rate Loans. The Borrowers will be limited to a maximum number of six (6) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

         (g) Participations of Foreign Currency Loans. At the time that the Foreign Currency Fronting Bank makes a Fronted Foreign Currency Loan, each Foreign Currency Participant shall be deemed, without any further action by any Person, to have purchased from the Foreign Currency Fronting Bank an unfunded participation, without recourse to or warranty of the Foreign Currency Fronting Bank, in such Fronted Foreign Currency Loan in an amount equal to such Foreign Currency Participant's Japanese Commitment Percentage of such Loan and shall be obligated to fund such participation at the time and in the manner provided below. In the event that the applicable Borrower shall fail to timely repay any Foreign Currency Loan, and in any event upon (i) the request of the Foreign Currency Fronting Bank and (ii) the occurrence and during the continuance of a Default or an Event of Default, each Foreign Currency Participant shall fund its participation in such Loan (regardless of whether the conditions precedent thereto set forth in Section 4.2 are then satisfied, whether or not the Company has then submitted a Notice of Borrowing and whether or not the Japanese Revolving Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) by paying to the Foreign Currency Fronting Bank, at the address provided in Section 10.2 or at such other address as the Foreign Currency Fronting Bank may designate, the Dollar Amount (as determined as of the date such participation is to be funded) of its participation in such Foreign Currency Loan. Upon the funding of its Japanese Commitment Percentage of such Foreign Currency Loan, a Foreign Currency Participant shall have a Japanese Revolving Loan denominated in Dollars equal to the Dollar amount funded. If such amount is not in fact made available to the Foreign Currency Fronting Bank by any Foreign Currency Participant, the Foreign Currency Fronting Bank shall be entitled to recover such amount on demand from such Foreign Currency Participant, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate if paid within two Business Days of the date of demand thereof, and thereafter at a rate equal to the Alternate Base Rate. If such Foreign Currency Participant does not pay such amount forthwith upon the Foreign Currency Fronting Bank's demand therefor, and until such time as such Foreign Currency Participant makes the required payment, the Foreign Currency Fronting Bank shall be deemed to continue to have outstanding Foreign Currency Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the Foreign Currency Participants to purchase a participation therein. From the date on which the Foreign Currency Fronting Bank makes any Fronted Foreign Currency Loan on behalf of any Foreign Currency Participant until the date on which such Foreign Currency Participant funds its Japanese Commitment Percentage of any such Foreign Currency Loans to the Foreign Currency Fronting Bank in the manner set forth above, the interest payable on such Foreign Currency Loan as set forth in Section 2.2(d) shall be allocated among the Foreign Currency Fronting Bank and each Foreign Currency Participant such that each Foreign Currency Participant shall receive the Applicable Percentage on such Foreign Currency Loan and the Foreign Currency Fronting Bank shall receive the remainder of the interest paid by the applicable Borrower pursuant to Section 2.2(d).

         2.3      Swingline Loan Subfacility.

         (a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars and in Euros to the Company (each a "Swingline Loan" and, collectively, the "Swingline Loans") for the purposes hereinafter set forth; provided, however, (i) the aggregate Dollar Amount of Swingline Loans (determined as of the most recent Revaluation Date) outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the "Swingline Committed Amount") and (ii) the sum of the aggregate Dollar Amount (determined as of the most recent Revaluation Date and after giving effect to the making of the requested Swingline Loan) of outstanding US Revolving Loans plus Swingline Loans plus LOC Obligations plus the US Foreign Currency Reserve shall not exceed the Aggregate US Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Swingline Loans denominated in Euros shall consist solely of LIBOR Market Index Rate Loans.

         (b) Swingline Loan Borrowings.

                  (i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company (A) not later than 12:00 Noon (Charlotte, North Carolina time) on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Company on the same Business Day and (B) not later than 10:00 A.M. (London, England time) on any Business Day requesting that a Swingline Loan be made in Euros, the Swingline Lender will make a Swingline Loan which is denominated in Euros available to the Company on such date. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Each such request for borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be made in Dollars or in Euros. If the Company shall fail to specify in any such Notice of Borrowing the applicable currency for such Swingline Loan, such Swingline Loan shall be made in Dollars.

                  (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a US Revolving Loan borrowing, in which case the Company shall be deemed to have requested a US Revolving Loan borrowing in Dollars comprised entirely of Alternate Base Rate Loans in the Dollar Amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Event of Default described in Section 7.1(e), (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in
         Section 7.1(e) or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such US Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Borrowing"). Each US Lender hereby irrevocably agrees to make such US Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of US Revolving Loans otherwise required hereunder, (B) whether any conditions specified in
         Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for US Revolving Loans to be made by the time otherwise required in
         Section 2.1(b)(i), (E) the date of such Mandatory Borrowing, or (F) any reduction in the US Revolving Committed Amount or termination of the US Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Company), then each US Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such US Lender to share in such Swingline Loans ratably based upon its respective US Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2), provided that (A) subject to clause (B) below, all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing US Lender shall be required to pay to the Swingline Lender interest on the principal Dollar Amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate, and upon such purchase shall be entitled to interest on such amounts from and including the date of the Mandatory Borrowing.

         (c) Interest on Swingline Loans. Subject to the provisions of Section 2.6, Swingline Loans that are denominated in (i) Dollars shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans and (ii) Euros shall bear interest at the LIBOR Market Index Rate plus the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

         (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of
Schedule 2.3(d).

         2.4      Letter of Credit Subfacility.

         (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the US Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "LOC Committed Amount"), (ii) the sum of outstanding Dollar Amount (determined as of the most recent Revaluation Date) of US Revolving Loans plus Swingline Loans plus LOC Obligations plus the US Foreign Currency Reserve shall not at any time exceed the Aggregate US Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers' compensation and other insurance programs, commercial letters of credit and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time upon the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is six (6) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as the Issuing Lender may agree.

         (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the US Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

         (c) Participations. Each US Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each US Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such US Lender shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each US Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

         (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a US Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a US Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Company's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the US Lenders of the amount of any unreimbursed drawing and each US Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such US Lender's LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such US Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such US Lender does not pay such amount to the Issuing Lender in full upon such request, such US Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date such amount is due until such US Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each US Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Repayment with Loans. On any day on which the Company shall have requested, or been deemed to have requested a US Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the US Lenders that a US Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a US Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a "LC Mandatory Borrowing") shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each US Lender's respective US Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each US Lender hereby irrevocably agrees to make such US Revolving Loans immediately upon any such request or deemed request on account of each LC Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of LC Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a US Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such LC Mandatory Borrowing, or (vi) any reduction in the Aggregate US Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any LC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such US Lender hereby agrees that it shall forthwith fund (as of the date the LC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any US Lender shall fail to fund its Participation Interest on the day the LC Mandatory Borrowing would otherwise have occurred, then the amount of such US Lender's unfunded Participation Interest therein shall bear interest payable by such US Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

         (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

         (g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

         2.5      Additional Loans.

         Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, the Company and the Foreign Borrowers shall have the right during the period from the Closing Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness (the "Additional Loans") under this Credit Agreement in the form of one or more increases in the Aggregate US Revolving Committed Amount by an aggregate amount of up to $50,000,000. The following terms and conditions shall apply to all Additional Loans: (a) the loans made under any such Additional Loan shall constitute Credit Party Obligations, (b) such Additional Loan shall have the same terms (including interest rate) as the existing Loans, (c) any such Additional Loan shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (d) any such Additional Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) such Additional Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $25,000,000 or the unused portion of the limit set forth above and integral multiples of $1,000,000 in excess thereof, (f) the proceeds of any Additional Loan will be used to finance capital expenditures and working capital and other general corporate purposes, including Permitted Acquisitions, (g) the Company and the Foreign Borrowers shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Loans, (h) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (i) the Administrative Agent shall have received such legal opinions from counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent reasonably shall request, (j) the Administrative Agent shall have received such amendments to the Foreign Guaranties and other Credit Documents, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent shall request and (k) the Administrative Agent shall have received from the Company updated financial projections and an officer's certificate, in each case in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Loan, the Company will be in compliance with the financial covenants set forth in Section 5.9. Participation in any Additional Loan shall be offered first to each of the existing Lenders, but no such Lender shall be required to provide all or any portion of any such Additional Loan. If the amount of any Additional Loan requested by the Company shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Loan, then the Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Additional Loan not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Company may reasonably request. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.6(c)) of the outstanding Loans and Participation Interests to the Lenders providing any Additional Loan so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Loans) will hold Loans and Participation Interests equal to its Commitment Percentage of all outstanding Loans and LOC Obligations. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any Additional Loan.

         2.6      Default Rate.
                  ------------

         Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, upon the election of the Required Lenders (except with respect to an Event of Default occurring under either Section 7.1(a) or Section 7.1(e), in which case such interest rate increase shall be immediate) bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage).

         2.7      Extension and Conversion.

         The Company shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans made in Dollars into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Company by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted,
(iii) the Types of Loans into which such Loans are to be converted and (iv) if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Company of the matters specified in Section
4.2. In the event the Company fails to request extension or conversion of any LIBOR Rate Loan made in Dollars in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

         2.8      Prepayments.

         (a) Voluntary Repayments. Revolving Loans and Swingline Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon five (5) Business Days' prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day's prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.17, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal amount of $2,000,000, and in integral multiples of $1,000,000 in excess thereof, or if less, the remaining amount thereof, and partial repayments of Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof, or if less, the remaining amount thereof.

         (b) Mandatory Prepayments. If at any time, (i) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding US Revolving Loans plus Swingline Loans plus LOC Obligations plus the US Foreign Currency Reserve (if any) shall exceed 105% of the Aggregate US Revolving Committed Amount, the Company shall immediately make payment on the Loans so that such amount will not exceed the Aggregate US Revolving Committed Amount or
(ii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Japanese Revolving Loans plus the Japanese Foreign Currency Reserve (if any) shall exceed 105% of the Aggregate Japanese Revolving Committed Amount, the Japanese Borrower or the Company, as applicable, shall immediately make payment on the Loans so that such amount will not exceed the Aggregate Japanese Revolving Committed Amount.

         (c) Application. Unless otherwise specified by the Company, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities and second (after all Loans have been repaid) to a cash collateral account in respect of LOC Obligations. Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.

         (d) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Company's obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

         2.9      Termination and Reduction of Commitments

         (a) Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Company in whole or in part upon three (3) Business Days' prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the aggregate principal outstanding Dollar Amount of US Revolving Loans plus the aggregate principal Dollar Amount of Swingline Loans plus the aggregate Dollar Amount of the LOC Obligations plus the US Foreign Currency Reserve shall not exceed the Aggregate US Revolving Committed Amount, as reduced, (ii) after giving effect to any voluntary reduction, the aggregate principal outstanding Dollar Amount of Japanese Revolving Loans plus the Japanese Foreign Currency Reserve shall not exceed the Aggregate Japanese Revolving Committed Amount, as reduced and (iii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

         (b) Mandatory Reduction. The US Revolving Commitment, the Japanese Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Maturity Date.

         2.10     Fees.
                  ----

         (a)      Commitment Fees.

                  (i) In consideration of the US Revolving Commitments, the Company agrees to pay to the Administrative Agent for the ratable benefit of the US Lenders holding US Revolving Commitments a commitment fee (the "US Commitment Fee") in an amount equal to the Applicable Percentage per annum times the average daily unused Dollar Amount (determined as of the most recent Revaluation Date) of the Aggregate US Revolving Committed Amount. For purposes of computation of the US Commitment Fee, LOC Obligations and Swingline Loans shall be considered usage of the Aggregate US Revolving Committed Amount. The US Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The US Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

                  (ii) In consideration of the Japanese Revolving Commitments, the Company agrees to pay to the Administrative Agent for the ratable benefit of the Japanese Lenders holding Japanese Revolving Commitments a commitment fee (the "Japanese Commitment Fee") in an amount equal to the Applicable Percentage per annum times the average daily unused Dollar Amount (determined as of the most recent Revaluation Date) of the Aggregate Japanese Revolving Committed Amount. The Japanese Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Japanese Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

         (b) Letter of Credit Fee. In consideration of the LOC Commitments, the Company agrees to pay to the Issuing Lender a fee (the "Letter of Credit Fee") equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the US Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

         (c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) above, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be paid on the 15th day following the last day of the calendar quarter in which such Letter of Credit is issued and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

         (d) Administrative Agent's Fee. The Company agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

         2.11     Computation of Interest and Fees.

         (a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate and Foreign Currency Loans denominated in British Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

         (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

         2.12     Pro Rata Treatment and Payments.

         (a) Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied
(i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Notes and (iii) third, to principal then due and owing hereunder and under the Notes. Each payment on account of the Commitment Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary repayments and mandatory prepayments) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified in Section
10.2 in immediately available funds and (A) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (B) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

         (b) Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

               FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

               SECOND, to payment of any fees owed to the Administrative Agent;

               THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

               FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement with a Hedging Agreement Provider);

               FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Hedging Agreement with a Hedging Agreement Provider, any breakage, termination or other payments due under such Hedging Agreement with a Hedging Agreement Provider and any interest accrued thereon);

               SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

               SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

         In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Hedging Agreements with a Hedging Agreement Provider) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above.

         2.13     Non-Receipt of Funds by the Administrative Agent.
                  ------------------------------------------------

         (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Company, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the applicable Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

         (b) Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from a Borrower hereunder (which notice shall be effective upon receipt) that such Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if such Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.

         (c) A certificate of the Administrative Agent submitted to the Company or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

         2.14     Inability to Determine Interest Rate.

         Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Company has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two Business Days prior to the first day of such Interest Period. If such notice is given (a) no Foreign Currency Loans may be made, (b) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Company, in Dollars as Alternate Base Rate Loans or such request shall be cancelled and (c) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Company, in Dollars as Alternate Base Rate Loans or such request shall be cancelled. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

         2.15     Illegality.

         (a) Notwithstanding any other provision of this Credit Agreement, if
(i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to any Borrower, as contemplated by this Credit Agreement, then such Lender shall be an "Affected Lender" and by written notice to the Company and to the Administrative Agent:

                           (i) such Lender may declare that LIBOR Rate Loans (in
                  the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Rate Loan (in the affected currency or currencies) shall, as to such Lender only (A) if such Loan is not a Foreign Currency Loan, be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration shall be subsequently withdrawn and (B) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn; and

                           (ii) such Lender may require that all outstanding
                  LIBOR Rate Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (A) if such Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (B) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the applicable Borrower as of the effective date of such notice as provided in paragraph
                  (b) below.

         In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Rate Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Rate Loans.

         (b) For purposes of this Section 2.15, a notice to the Company by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

         2.16     Requirements of Law.

         (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

         (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Company shall be conclusive absent manifest error.

         (c) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

         2.17     Indemnity.

         The Company hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by any Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by any Borrower in accepting a borrowing after the Company has given a notice in accordance with the terms hereof, (c) default by any Borrower in making any repayment after the Company has given a notice in accordance with the terms hereof, and/or (d) the making by any Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Company (which certificate must be delivered to the Company within thirty (30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

         2.18     Taxes.


         (a) All payments made by any Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Company will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the applicable Borrower. The Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

         (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a "2.18 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender's entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Company's request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 2.18(b) or
(II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

         Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Requirements of Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Requirements of Law and which such Lender is able to lawfully complete and deliver, to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the sole judgment of such Lender, and as may be reasonably necessary (including the re-designation of its LIBOR Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

         (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material. For the avoidance of doubt, each Lender lending to the Japanese Borrower shall use commercially reasonable efforts to lend such funds through a lending office located in Japan, the United States or such other jurisdiction which would minimize any amounts which might otherwise be payable pursuant to this Section.

         (d) If any Borrower pays any additional amount pursuant to this Section
2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the applicable Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the applicable Borrower. In the event that no refund or credit is obtained with respect to the applicable Borrower's payments to such Lender pursuant to this
Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to any Borrower or any other party.

         (e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.

         2.19     Indemnification; Nature of Issuing Lender's Duties.


         (a) In addition to its other obligations under Section 2.4, the Company hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender or
(ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

         (b) As between the Company and the Issuing Lender, the Company shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

         (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Company or any other Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

         (d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Company contained in Section 2.4 hereof. The obligations of the Company under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

         (e) Notwithstanding anything to the contrary contained in this Section 2.19, the Company shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

         2.20     Replacement of Lenders.

         The Company shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than Wachovia Bank, National Association) that (a) requests reimbursement for amounts owing pursuant to 2.15, 2.16 or 2.18(a) or (b) is then in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15, 2.16(a) or 2.18(c), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15, 2.16 or 2.18(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Company shall be liable to such replaced Lender under Section 2.17 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein),
(viii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.15,
2.16 or 2.18(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Company may, upon two (2) Business Days' prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such replacement cease to apply.

         2.21     Additional Foreign Borrowers.

         The Company may request that any of its Foreign Subsidiaries (each, an "Applicant Foreign Borrower") be designated a Foreign Borrower by delivery of a written request to the Administrative Agent, together with an executed copy of a Foreign Borrower Joinder Agreement. The Administrative Agent will promptly notify the Lenders of any such request and will provide the Lenders with a copy of such Foreign Borrower Joinder Agreement. Designation of any Applicant Foreign Borrower as a Foreign Borrower is subject to (a) if such Applicant Foreign Borrower is an Agent Approval Entity, the prior written consent of the Administrative Agent and such other requirements as the Administrative Agent may deem appropriate or, if such Applicant Foreign Borrower is a Required Lender Approval Entity, the prior written consent of the Required Lenders and such other requirements as the Required Lenders may deem appropriate, including, without limitation, guaranties of one or more Foreign Subsidiaries, (b) delivery of each executed promissory note as may be requested by any US Lender in connection therewith, (c) delivery of supporting resolutions, articles of incorporation and bylaws (or their equivalents), incumbency certificates, opinions of counsel and such other items as the Administrative Agent or the Required Lenders, as applicable, may request, (d) if such Applicant Foreign Borrower is an Agent Approval Entity, delivery of a Foreign Guaranty executed by such Foreign Borrower in form and substance satisfactory to the Administrative Agent pursuant to Section 5.8(c) hereof, and (e) if such Applicant Foreign Borrower would be the first Foreign Subsidiary to be designated a Foreign Borrower after the Closing Date, delivery of (i) each item, if any, required to be delivered by the terms of Section 5.8 with respect to each Foreign Subsidiary exceeding the Foreign Threshold Amount and (ii) a Foreign Guaranty executed by the Japanese Borrower. The designation of an Applicant Foreign Borrower as a Foreign Borrower shall be effective ten Business Days after the last to occur of
(A) receipt by the Administrative Agent of the consent of the Required Lenders and (B) receipt by the Administrative Agent of each of the items required pursuant to clauses (b) through (e) herein. Such Applicant Foreign Borrower shall thereupon become a Foreign Borrower and a Credit Party hereunder and shall be (1) entitled to all rights and benefits of a Foreign Borrower hereunder and under each of the Credit Documents and (2) subject to all obligations of a Foreign Borrower hereunder and under the Credit Documents.

                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

         3.1      Existing Indebtedness.

         Schedule 3.1 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 26, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         3.2      Financial Statements.

         The Company has delivered to the Administrative Agent copies of the financial statements of the Company and its Subsidiaries referenced in Section 4.1(g). All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         3.3      No Material Adverse Change.

         (a) As of the Closing Date, since December 28, 2003, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in any of the following filings of the Company with the Securities and Exchange Commission: Form 10-K/A filed on May 21, 2004, Form 10-Q/A filed on May 13, 2004, Form 10-Q filed on August 5, 2004, Form 10-Q filed on November 5, 2004 or Form 8-K filed on December 16, 2004.

         (b) Since the date of the Company's most recent annual report on Form 10-K filed after the Closing Date with the Securities and Exchange Commission, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

         3.4      Organization; Existence.

         Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Credit Agreement and the other Credit Documents and to perform the provisions hereof and thereof.

         3.5      Authorization; Power; Enforceable Obligations.

         This Credit Agreement and the other Credit Documents have been duly authorized by all necessary corporate action on the part of the Company and the other Credit Parties, and this Credit Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company and the other Credit Parties enforceable against the Company and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.6      Consent; Government Authorizations.

         No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Company or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties.

         3.7      No Material Litigation.

         (a) Except as set forth on Schedule 3.7 hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         3.8      No Default.


         No Default or Event of Default has occurred and is continuing.

         3.9      Taxes.


         The Company and its Subsidiaries have filed all tax returns (federal, state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation). None of the Credit Parties or their respective Subsidiaries are aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 28, 2003.

         3.10     ERISA.

         (a) Each Credit Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or for failure to comply with the provisions of Title I of ERISA and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or to excise tax provisions including Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

         (b) The present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under all Single Employer Plans, determined with respect to each Single Employer Plan as of the most recent valuation date prior to the date on which this representation is made on the basis of the actuarial assumptions specified for funding purposes in the Single Employer Plan's most recent actuarial valuation report, did not exceed the fair market value of the assets of the Single Employer Plans by more than $500,000 in the aggregate for all such Plans.

         (c) Neither any Credit Party nor any ERISA Affiliate has incurred any withdrawal liabilities under Section 4201 of ERISA or is subject to secondary withdrawal liabilities under Section 4204 of ERISA with respect to any Multiemployer Plan that individually or in the aggregate are Material. Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in Reorganization, Insolvency, or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is reasonably expected to be in Reorganization, Insolvency, or terminated.

         (d) The expected post-retirement benefit obligation (within the meaning of Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the each Credit Party and its ERISA Affiliates is not Material.

         (e) The execution and delivery of this Credit Agreement and the other Credit Documents hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

         3.11     Governmental Regulations, Etc.

         (a) No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Company and its Subsidiaries. Neither the execution and delivery hereof by the Company, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

         (b) The Company is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (c) The use of the proceeds of the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, none of the Credit Parties is or will
(i) become a person whose property or interest in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) to the best of its knowledge, engage in any dealings or transactions, or be associated with, any such person.

         3.12     Subsidiaries.

         (a) Schedule 3.12 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

         (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 3.12 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.12).

         (c) Each Subsidiary identified in Schedule 3.12 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         3.13     Use of Proceeds.

         The Extensions of Credit will be used solely (a) to refinance the Existing Facility and certain other Indebtedness, (b) to pays fees and expenses associated with this Credit Agreement and (c) to provide for the working capital and general corporate requirements of the Company, including Permitted Acquisitions.

         3.14     Contractual Obligations; Compliance with Laws; No Conflicts.


         The execution, delivery and performance by the Company and the other Credit Parties, as applicable, of this Credit Agreement and the other Credit Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, including, without limitation, any Material Contract, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, (c) violate any Requirement of Law applicable to the Company or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any Material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person.

         3.15     Accuracy and Completeness of Information.

         All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Company or any Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Company or any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Company or any Credit Party to the Administrative Agent and/or the Lenders.

         3.16     Environmental Matters.

         (a) Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

         (b) Except where such violation would not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the "Business").

         (c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company nor any of its Subsidiaries have knowledge of any such threatened notice.

         (d) Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

         (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

         (f) Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

         3.17     Solvency.

         The fair saleable value of the Credit Parties' assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and (b) has incurred or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

         3.18     No Burdensome Restrictions.

         None of the Company or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         3.19     Title to Property; Leases.

         The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Credit Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

         3.20     Insurance.

         The present insurance coverage of the Company and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 3.20 and such insurance coverage complies with the requirements set forth in Section 5.5.

         3.21     Licenses and Permits.

         The Company and its Subsidiaries own, possess or are authorized to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         3.22     Anti-Terrorism Laws.

         Neither the making of the Loans hereunder nor the Company's use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism)(collectively, "Anti-Terrorism Laws").

         3.23     Labor Matters.

         There are no collective bargaining agreements covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule
3.23 hereto, and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the date hereof, other than as set forth in Schedule 3.23 hereto.

         3.24     Compliance with OFAC Rules and Regulations.

         None of the Company, any Subsidiary of the Company or any Affiliate of the Company (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.


                                    SECTION 4
                                   CONDITIONS

         4.1      Conditions to Closing.

         This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans is subject to, the satisfaction of the following conditions precedent:

         (a) Execution of Credit Agreement and Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) for the account of each US Lender that requests a US Note, US Notes, (iii) for the account of each Japanese Lender that requests a Japanese Note, Japanese Notes, (iv) for the account of the Swingline Lender, a Swingline Note and (v) the Intercompany Subordination Agreement executed by the Company and certain of its Subsidiaries, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

         (b) Legal Opinion. Receipt by the Administrative Agent of (i) a legal opinion of Stradley, Ronon, Stevens & Young, LLP, special counsel to the Credit Parties,(ii) a legal opinion of special Minnesota counsel to the Credit Parties,
(iii) a legal opinion of special Japanese counsel to the Credit Parties, and
(iv) a legal opinion of the General Counsel of the Company, each dated the Closing Date and in form and substance reasonably acceptable to the Administrative Agent.

         (c) Absence of Legal Proceedings. The absence of any Material pending or, to the best knowledge of the Company, threatened action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Company or any of its Subsidiaries, other than as disclosed in Schedule 3.7.

         (d) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent), each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of the Company as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(d):

                  (i) Articles of Incorporation. Copies of the articles of incorporation or charter documents or similar organizational document of the Credit Parties certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or country of its organization, as appropriate.

                  (ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof.

                  (iii) Bylaws. Copies of the bylaws, operating agreement, partnership agreement or similar governing document of the Credit Parties certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                  (iv) Good Standing. Copies, where applicable, of certificates of good standing (or equivalent document), existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State (or country, if applicable) of organization and each other State (or country, if applicable) in which such Credit Party is qualified to do business as foreign corporation.

         (e) Officer's Certificate. Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of a Responsible Officer certifying that (i) the Company and each of the other Credit Parties is solvent as of the Closing Date and (ii) the Company, on a consolidated basis with its Subsidiaries, is in pro forma compliance with all of the financial covenants in Section 5.9 both before and after giving effect to any Loans to be made on the Closing Date.

         (f) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

         (g) Financial Information. Receipt by the Administrative Agent of (i) five-year financial and operational projections for the Company and its Subsidiaries together with a detailed explanation of all management assumptions contained therein, which projections shall be in form and substance satisfactory to the Administrative Agent and the Lenders, (ii) the final audited financial statements of the Company for the twelve month period ending December 28, 2003 and (iii) the unaudited quarterly financial statements of the Company for the quarter ending September 26, 2004.

         (h) Capital Structure/Other Documentation. Receipt by the Administrative Agent of any information requested by it relating to the corporate and capital structure of the Company and its Subsidiaries.

         (i) Flow of Funds. Receipt by the Administrative Agent of a sources and uses table and payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Company on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

         (j) Repayment of Existing Indebtedness. All existing Indebtedness for borrowed money of the Company and its Subsidiaries (including the Existing Facilities, but excluding the existing Indebtedness listed on Schedule 3.1) shall have been repaid in full and terminated and the Administrative Agent shall have received such evidence of such repayment and termination as the Administrative Agent may reasonably require.

         (k) Consents. The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

         (l) No Material Adverse Change. No material adverse change shall have occurred since December 28, 2003 in the business, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, except as disclosed in any of the following filings of the Company with the Securities and Exchange Commission: Form 10-K/A filed on May 21, 2004, Form 10-Q/A filed on May 13, 2004, Form 10-Q filed on August 5, 2004, Form 10-Q filed on November 5, 2004 or Form 8-K filed on December 16, 2004.

         (m) Fees. Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letter, Section 2.10 or pursuant to any other Credit Document.

         (n) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act (as defined in Section 8.10) including, without limitation, the identity of the Company and each other Credit Party, the name and address of the Company, each other Credit Party and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Company and each other Credit Party in accordance with the Patriot Act.

         (o) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.

         4.2      Conditions to All Extensions of Credit.

         The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

         (a) Representations and Warranties. The representations and warranties made by the Company herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

         (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

         (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding US Revolving Loans plus Swingline Loans plus LOC Obligations plus the US Foreign Currency Reserve shall not exceed the Aggregate US Revolving Committed Amount,
(ii) the sum of the aggregate principal amount of outstanding Japanese Revolving Loans plus the Japanese Foreign Currency Reserve shall not exceed the Japanese Revolving Committed Amount, (iii) the LOC Obligations shall not exceed the LOC Committed Amount and (iv) the Swingline Loans shall not exceed the Swingline Commitment.

         Each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Company of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Company as of the date of such Loan that the conditions in subsections (a) and (b) of this Section have been satisfied.


                                    SECTION 5
                              AFFIRMATIVE COVENANTS

         The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall, and shall cause each Subsidiary to:

         5.1      Financial Statements.

         Furnish, or cause to be furnished, to the Administrative Agent and the
Lenders:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year 2004) (or, if earlier, within five (5) business Days after such date as the Company is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers, LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

                  (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended March 27, 2005) (or, if earlier, within five (5) business Days after such date as the Company is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

                  (c) as soon as available, but in any event not later than January 31st of each fiscal year of the Company, forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 5.2(e), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein , except as approved by such accountants or such officers, as the case may be, and disclosed therein, and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

         5.2      Certificates; Other Information.

         Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

         (a) Accountant's Certificate and Reports. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 5.9 hereof, except as specified in such certificate.

         (b) Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements. A form of Officer's Compliance Certificate is attached as Schedule 5.2(b).

         (c) Management Letter. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to the Company or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

         (d) Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

         (e) Public Information. Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1) and other financial information which any Credit Party sends to its public stockholders, and promptly after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

         (f) Permitted Acquisition Report. Not less than twenty (20) Business Days prior to the consummation of any Permitted Acquisition where the total consideration, including, without limitation, assumed Indebtedness, earnout payments and any other deferred payments (the "Total Consideration") for such Permitted Acquisition is expected to exceed $15,000,000:

                  (i) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;

                  (ii) if the Total Consideration is expected to be greater than $25,000,000, audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two (2) most recent fiscal years and two (2) most recent fiscal quarters;

                  (iii) consolidated projected income statements of the Company and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Company of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent;

                  (iv) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Company (A) setting forth the best good faith estimate of the Total Consideration to be paid for each Target, (B) certifying that (1) such Permitted Acquisition complies with the requirements of this Credit Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Company believes in good faith that it will have sufficient availability under the Aggregate US Revolving Committed Amount and the Aggregate Japanese Revolving Committed Amount to meet its ongoing working capital requirements and (C) demonstrating compliance with clauses (b) and (d) of the definition of the Permitted Acquisition; and

                  (v) any due diligence reports (including, but not limited to, reports prepared by a nationally recognized accounting firm, consultants reports and customer surveys) prepared by, or on behalf of, any Credit Party with respect to the Target.

         5.3      Notices.


         Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

         (a) Defaults. Promptly (but in any event within two (2) Business Days), after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

         (b) Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to the Company or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

         (c) ERISA. Promptly, on any Credit Party gaining knowledge of (i) the occurrence of any Reportable Event with respect to any Single Employer Plan,
(ii) a failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Single Employer Plan required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, (iii) the creation of any Lien on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC (other than a Permitted Lien) or a Plan, or (iv) with respect to any Multiemployer Plan, the assessment of any withdrawal liability against any Credit Party or any ERISA Affiliate, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and in each case in clauses (i) and (iv) above, such event or condition would reasonably be expected to have a Material Adverse Effect.

         (d) Other. Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         5.4 Maintenance of Existence; Compliance with Laws; Contractual Obligations.

         (a) Preserve and keep in full force and effect its corporate existence. Subject to Section 6.4, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         (c) Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.5      Maintenance of Property; Insurance.

         (a) Maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 5.5 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

         5.6      Inspection of Property; Books and Records; Discussions.


         Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time (other than material protected by the attorney-client privilege and material subject to a confidentiality agreement prohibiting disclosure thereof), and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Company.

         5.7      Use of Proceeds.


         Use the Loans solely for the purposes provided in Section 3.13.

         5.8      Additional US Subsidiary Guarantors and Foreign Guarantors.


                  (a) If:

                           (i) the portion of Consolidated Tangible Assets
                  attributable to a Domestic Subsidiary of the Company that is not a Credit Party hereunder shall at any time exceed ten percent (10%) of Consolidated Tangible Assets, or

                           (ii) the portion of Consolidated EBITDA attributable
                  to a Domestic Subsidiary of the Company that is not a Credit Party hereunder shall at any time exceed ten percent (10%) of Consolidated EBITDA

         (collectively, the "Threshold Requirement"), then the Company shall so notify the Administrative Agent and shall cause such Domestic Subsidiary to become a "US Guarantor" hereunder by (A) executing a US Guarantor Joinder Agreement and (B) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

                  For purposes of determining compliance with this Section 5.8(a), the Threshold Requirement shall be tested (1) at the end of each fiscal year of the Company, (2) at the time any Permitted Acquisition for a purchase price in excess of $35,000,000 is consummated, and (3) at the end of each fiscal quarter of the Company for which the Leverage Ratio (calculated as of the end of such fiscal quarter) shall be greater than or equal to 2.0 to 1.0.

                  (b) If, at any time after the Company shall have requested that an Agent Approval Entity be designated a Foreign Borrower:

                           (i) the portion of Consolidated Tangible Assets
                  attributable to a Foreign European Subsidiary of the Company that is not a Credit Party hereunder shall at any time exceed ten percent (10%) of Consolidated Tangible Assets, or

                           (ii) the portion of Consolidated EBITDA attributable
                  to a Foreign European Subsidiary of the Company that is not a Credit Party hereunder shall at any time exceed ten percent (10%) of Consolidated EBITDA

         (collectively, the "Foreign Threshold Requirement"), then the Company shall so notify the Administrative Agent and shall cause such Foreign European Subsidiary to become a "Foreign Guarantor" (to the extent legally permissible and subject to limitations arising under applicable tax laws) hereunder by (A) executing a Foreign Guaranty in form and substance satisfactory to the Administrative Agent, (B) executing a Foreign Guarantor Joinder Agreement and (C) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

                  For purposes of determining compliance with this Section 5.8(b), the Foreign Threshold Requirement shall be tested (1) at the end of each fiscal year of the Company, (2) at the time any Permitted Acquisition for a purchase price in excess of $35,000,000 is consummated, and (3) at the end of each fiscal quarter of the Company for which the Leverage Ratio (calculated as of the end of such fiscal quarter) shall be greater than or equal to 2.0 to 1.0.

                  (c) In addition, the Company shall cause each Agent Approval Entity which becomes a Foreign Borrower to become a "Foreign Guarantor" (to the extent legally permissible and subject to limitations arising under applicable tax laws) hereunder by (i) executing a Foreign Guaranty in form and substance satisfactory to the Administrative Agent, (ii) executing a Foreign Guarantor Joinder Agreement and (iii) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent

                  Notwithstanding the foregoing clauses (b) and (c) immediately above to the contrary, the Company shall not be required to join a Foreign Subsidiary as a Foreign Guarantor pursuant to this Section 5.8 if (A) such joinder would cause Material adverse tax consequences to the Company or any Credit Party or would be prohibited by applicable law or (B) the aggregate amount of the US Revolving Loans to the Agent Approval Entities which have become Foreign Borrowers does not exceed $15,000,000 outstanding.

         5.9      Financial Covenants.

         (a) Leverage Ratio. On a consolidated basis, maintain a Leverage Ratio as of the end of each fiscal quarter of the Company of less than or equal to
3.00 to 1.0.

         (b) Interest Coverage Ratio. On a consolidated basis, maintain an Interest Coverage Ratio as of the end of each fiscal quarter of the Company of greater than or equal to 3.50 to 1.0.

         (c) Consolidated Capital Expenditures. Not make Consolidated Capital Expenditures in an amount in excess of $30,000,000 during any fiscal year of the Company, plus up to $10,000,000 of the unused amount available for Consolidated Capital Expenditures under this Section 5.9(c) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.

         5.10     Payment of Obligations.

         File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefore in accordance with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         5.11     Environmental Laws.

         (a) Comply in all material respects with and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

         (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

         (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or their Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

                                    SECTION 6
                               NEGATIVE COVENANTS

         The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall not and shall not permit any Subsidiary to:

         6.1      Indebtedness.

         At any time, create, incur, assume or suffer to exist any Indebtedness, except:

         (a) Indebtedness represented by the Credit Party Obligations;

         (b) (i) Indebtedness of any Credit Party owing to any Subsidiary that is not a Credit Party, (ii) Indebtedness of any Credit Party owing to any Credit Party, (iii) Indebtedness of any Subsidiary which is not a Credit Party owing to any Credit Party in an amount, which when added to all Investments made after the Closing Date by any Credit Party in any Subsidiary which is not a Credit Party pursuant to Section 6.5(a)(iii), does not exceed $60,000,000 in the aggregate, and (iv) Indebtedness of any Subsidiary which is not a Credit Party owing to any other Subsidiary which is not a Credit Party; provided, that with respect to any of the foregoing Indebtedness in an amount in excess of $100,000 incurred pursuant to clauses (i) or (ii) immediately above, any Person to whom such Indebtedness is owed shall be a party to the Intercompany Subordination Agreement;

         (c) Indebtedness existing as of the Closing Date and set forth on
Schedule 3.1;

         (d) Indebtedness of the Company and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset, not to exceed $25,000,000 at any time; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

         (e) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

         (f) (i) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1, (ii) Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any wholly-owned Subsidiary with respect to: (A) real estate lease payments and (B) payments to vendors for products for resale; provided that the amount of such payments guaranteed shall not exceed $15,000,000 in the aggregate at any time outstanding, and (iii) Guarantee Obligations incurred in the ordinary course of business by the Company of obligations of any wholly-owned Foreign Subsidiary with respect to payments to third parties incurred in connection with establishing, maintaining and operating an international cash pooling system among the Company's wholly-owned Foreign Subsidiaries to meet requirements of intraday and overdraft limits and concentration of cash balances to facilitate cash management among such Foreign Subsidiaries; provided that the aggregate amount of such payments guaranteed shall not exceed $20,000,000 in the aggregate at any time outstanding; and

         (g) other Indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed $75,000,000, of which up to $25,000,000 may be secured.

         6.2      Liens.


         Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

         6.3      Nature of Business.

         Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto.

         6.4      Mergers, Sale of Assets and Indebtedness of Subsidiaries

         (a) Dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time; provided that the following, without duplication, shall be expressly permitted:

                  (i) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business

                  (ii) the sale, transfer or other disposition of cash and Cash Equivalents;

                  (iii) (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, so long as the net proceeds therefrom are used to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property within 180 days of receipt of the net proceeds;

                  (iv) (A) the sale, lease or transfer of property or assets from any Subsidiary that is not a Credit Party to any Credit Party, (B) the sale, lease or transfer of property or assets from any Credit Party to any Domestic Credit Party, (C) the sale, lease or transfer of property or assets from any Foreign Credit Party to any other Foreign Credit Party, (D) the sale, lease or transfer of property or assets from any Domestic Credit Party to any Foreign Credit Party not to exceed $10,000,000 in the aggregate in any fiscal year or $50,000,000 in the aggregate during the term of this Agreement, (E) the sale, lease or transfer of property or assets from any Credit Party to any Subsidiary that is not a Credit Party not to exceed $35,000,000 in the aggregate in any fiscal year or $75,000,000 in the aggregate during the term of this Agreement, and (F) the sale, lease or transfer of property or assets from any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

                  (v) the sale, lease or transfer of property or assets, the fair market value of which, does not exceed the lesser of ten percent (10%) of Consolidated EBITDA or ten percent (10%) of Consolidated Tangible Assets (determined at the time of such sale, lease or transfer based on the immediately preceding four consecutive fiscal quarters of the Company) in the aggregate in any fiscal year;

         provided, that, in the case of clauses (i), (ii), (iii) and (v) above, at least 75% of the consideration received therefor by the Company or any such Subsidiary is in the form of cash or Cash Equivalents; provided, further, that, notwithstanding the foregoing, up to $10,000,000 of the aggregate consideration received therefor in any fiscal year in connection with all such sales, leases or transfers of property or assets may be in the form of non-cash assets; or

         (b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to
Section 6.5, and (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Company is a party thereto, the Company will be the surviving corporation.

         6.5      Advances, Investments and Loans.

         At any time make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or Securities of, or any other interest in, or make any capital contribution to (collectively, "Investments"), any Person, except that (each of the following, collectively, "Permitted Investments"):

         (a) (i) any Subsidiary that is not a Credit Party may make or permit to remain outstanding Investments to or in any Credit Party, (ii) any Credit Party may make or permit to remain outstanding Investments to or in any Credit Party,
(iii) any Credit Party may make or permit to remain outstanding Investments to or in any Subsidiary that is not a Credit Party in an amount, which when added to all Indebtedness owed by any Subsidiary which is not a Credit Party to any Credit Party incurred after the Closing Date pursuant to Section 6.1(b)(iii), does not exceed $60,000,000, and (iv) any Subsidiary that is not a Credit Party may make or permit to remain outstanding Investments to or in any other Subsidiary that is not a Credit Party ;

         (b) the Company and any Subsidiary may make Permitted Acquisitions;

         (c) the Company and its Subsidiaries may own, purchase or acquire cash and Cash Equivalents;

         (d) the Company and its Subsidiaries may make loans and advances to employees (other than any officer or director) of the Company or its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding;

         (e) Investments existing as of the Closing Date and set forth on
Schedule 6.5(e); and

         (f) the Company and Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (d), inclusive, provided that the aggregate of such Investments shall not, at any time, exceed $15,000,000.

         Investments shall be valued at cost, less any return of capital thereon.

         6.6      Transactions with Affiliates.

         Enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

         6.7      Fiscal Year; Organizational Documents; Material Contracts.


         Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent, nor without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations would not reasonably be expected to have a Material Adverse Effect.

         6.8      Limitation on Restricted Actions.

         Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to the Company, (c) make loans or advances to the Company, (d) sell, lease or transfer any of its properties or assets to the Company, or (e) act as a guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law or (iii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

         6.9      Restricted Payments.

         Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Company (directly or indirectly through Subsidiaries) and (c) the Company may make other Restricted Payments so long as, after giving effect thereto (i) on a Pro Forma Basis, no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties certify to the Administrative Agent and the Required Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, and
(iii) immediately after the making of such Restricted Payment the Borrowers would have the ability (but shall not be required) to borrow at least $50,000,000 under this Credit Agreement without causing a violation of any covenant.

         6.10     Sale Leasebacks.

         Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Company has sold or transferred or is to sell or transfer or (b) which the Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Company in connection with such lease. Notwithstanding the foregoing provisions of this Section 6.10, the Company may become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, owned and sold or transferred by it as described in the preceding sentence provided that the aggregate current market value of all property so sold or transferred (in each case determined at the time of such sale or transfer) shall not at any time exceed $25,000,000.


         6.11     No Further Negative Pledges.

         Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents and
(b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.


                                    SECTION 7
                                EVENTS OF DEFAULT

         7.1      Events of Default.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

         (a) The Company shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or the Company shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or the Company shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any US Guarantor or Foreign Guarantor shall fail to pay on the US Guaranty or the Foreign Guaranties, as applicable) in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

         (b) Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

         (c) (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.4(a) or 5.9 or in Section 6; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 and such failure shall continue unremedied for a period of five Business Days; or
(iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of the date on which such Credit Party shall have obtained knowledge of its occurrence, by notice from the Agent or any Lender, or otherwise; or

         (d) Any Credit Party or any Material Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

         (e) (i) Any Credit Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i),
(ii), or (iii) above; or (v) any Credit Party or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (f) One or more judgments or decrees shall be entered against any Credit Party or any Material Subsidiary involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

         (g) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

         (h) There shall occur a Change of Control; or

         (i) The US Guaranty, any Foreign Guaranty or any provision thereof shall cease to be in full force and effect or any US Guarantor, any Foreign Guarantor or any Person acting by or on behalf of any such guarantor shall deny or disaffirm any such guarantor's obligations under the US Guaranty or any Foreign Guaranty; or

         (j) Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation.

         7.2      Acceleration; Remedies.

         Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Company take any of the following actions (including any combination of such actions):

                  (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                  (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 105% of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

                  (c) Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

                  (d) Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Company.


                                    SECTION 8
                                AGENCY PROVISIONS

         8.1      Appointment.

         Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

         8.2      Delegation of Duties.

         The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

         8.3      Exculpatory Provisions.

         Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

         8.4      Reliance by Administrative Agent.

         The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         8.5      Notice of Default.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

         8.6      Non-Reliance on Administrative Agent and Other Lenders.


         Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         8.7      Indemnification.

         The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

         8.8      Administrative Agent in Its Individual Capacity.

         The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         8.9      Successor Administrative Agent.

         The Administrative Agent may resign as Administrative Agent upon 30 days' prior notice to the Company and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company (so long as no Event of Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

         8.10     Patriot Act Notice.

         Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Company and each other Credit Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company, each other Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and each other Credit Party in accordance with the Patriot Act.

         8.11     Other Agents, Arrangers and Managers.

         None of the Lenders or other Persons identified on the front page or signature pages of this Credit Agreement as "Syndication Agent," "Lead Arranger" or "Book Runner" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of the Syndication Agent, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.


                                    SECTION 9
                                    GUARANTY

         9.1      The US Guaranty.


         In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the US Guarantors from the Extensions of Credit hereunder and any Hedging Agreement, each of the US Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each US Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Credit Parties owed to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Hedging Agreement with a Hedging Agreement Provider, each US Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of the Credit Party Obligations. The word "indebtedness" is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Credit Parties, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or Hedging Agreement with a Hedging Agreement Provider, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Credit Parties may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

         Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a US Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such US Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

         9.2      Bankruptcy.

         Additionally, each of the US Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Credit Parties upon the occurrence of any of the events specified in Section 7.1(e) as applicable to the Credit Parties or any Subsidiaries of the Credit Parties, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the US Guarantors further agrees that to the extent that any Credit Party shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Credit Party, the estate of such Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

         9.3      Nature of Liability.

         The liability of each US Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Credit Parties whether executed by any such US Guarantor, any other guarantor or by any other party, and no US Guarantor's liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Credit Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Credit Party, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Hedging Agreement Provider repay any Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the US Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

         9.4      Independent Obligation.

         The obligations of each US Guarantor hereunder are independent of the obligations of any other guarantor or any Credit Party, and a separate action or actions may be brought and prosecuted against each US Guarantor whether or not action is brought against any other guarantor or Credit Party and whether or not any other US Guarantor or Credit Party is joined in any such action or actions.

         9.5      Authorization.

         Each of the US Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security, if any, from any US Guarantor or any other party for the payment of this US Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security, if any, and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, US Guarantors, Credit Parties or other obligors.

         9.6      Reliance.


         It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Credit Parties or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

         9.7      Waiver.


                  (a) Each of the US Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Credit Parties, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Credit Parties, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent's, any Lender's or any Hedging Agreement Provider's power whatsoever. Each of the US Guarantors waives any defense based on or arising out of any defense of the Credit Parties, any other guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Credit Parties, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Credit Parties other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Credit Parties or any other party, or any security, without affecting or impairing in any way the liability of any US Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the US Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the US Guarantors against the Credit Parties or any other party or any security.

                  (b) Each of the US Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this US Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each US Guarantor assumes all responsibility for being and keeping itself informed of the Credit Parties' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such US Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such US Guarantor of information known to it regarding such circumstances or risks.

                  (c) Each of the US Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this US Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or the Hedging Agreement Provider against the Credit Parties or any other guarantor of the Credit Party Obligations owing to the Lenders or such Hedging Agreement Provider (collectively, the "Other Parties") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this US Guaranty until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated. Each of the US Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Hedging Agreement with a Hedging Agreement Provider remains in effect and the Commitments have been terminated.

         9.8      Limitation on Enforcement.

         The Lenders and the Hedging Agreement Providers agree that this US Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or any such Hedging Agreement Provider (only with respect to obligations under the applicable Hedging Agreement entered into with such Hedging Agreement Provider) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this US Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Hedging Agreement provided by such Hedging Agreement Provider. The Lenders and the Hedging Agreement Providers further agree that this US Guaranty may not be enforced against any director, officer, employee or stockholder of the US Guarantors.

         9.9      Confirmation of Payment.

         The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations under the Credit Documents which are the subject of this US Guaranty and termination of the Commitments relating thereto, confirm to the Credit Parties or any other Person that the Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1     Amendments and Waivers.

         Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

                  (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or any LOC Obligation, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; or

                  (ii) amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

                  (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

                  (iv) release all or substantially all of the US Guarantors and the Foreign Guarantors from their respective obligations under the US Guaranty and the Foreign Guaranties, as applicable, without the written consent of all the Lenders; or

                  (v) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

                  (vi) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

                  (vii) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.

         Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Company, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         Notwithstanding any of the foregoing to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Company of any such amendment, modification or waiver. In addition, the Company and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Company, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Company and each Lender.

         Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

         The Company shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent any Lender (other than Wachovia Bank, National Association) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Company shall be liable to such replaced Lender under
Section 2.17 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein),
(6) until such time as such replacement shall be consummated, the Company shall pay to the replaced Lender all additional amounts (if any) required pursuant to
Section 2.15, 2.16 or 2.18(a), as the case may be, (7) the Company provides at least three (3) Business Days' prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1, the Company may, upon two (2) Business Days' prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such replacement cease to apply.

         10.2     Notices.

                  (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Company, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 10.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

                           if to the Company:

                                    Checkpoint Systems, Inc.
                                    101 Wolf Drive
                                    Thorofare, New Jersey 08086
                                    Attn:   Mr. Craig Burns,
                                    Chief Financial Officer and Treasurer
                                    Telephone:       (856) 384-3174
                                    Telecopy:        (856) 848-2042

                                    with a copy to:

                                    Checkpoint Systems, Inc.
                                    101 Wolf Drive
                                    Thorofare, New Jersey 08086
                                    Attn:  Ms. Regina Hurff
                                    Telephone:       (856) 384-3145
                                    Telecopy:        (856) 848-2042

                                    and a copy to:

                                    Stradley, Ronon, Stevens & Young, LLP
                                    2600 One Commerce Square, 26th Floor
                                    Philadelphia, Pennsylvania 19103
                                    Attn:  Mr. David Beavers
                                    Telephone:   (215) 564-8036
                                    Telecopy:     (215) 564-8120

                           if to the Administrative Agent:

                                    Wachovia Bank, National Association
                                    201 South College Street
                                    NC0608/CP8
                                    Charlotte, North Carolina  28288-0608
                                    Attention:  Callie Moses
                                    Telecopier:  (704) 383-0288
                                    Telephone:  (704) 383-1366

                                    with a copy to:

                                    Wachovia Bank, National Association
                                    One Wachovia Center, DC-6
                                    Charlotte, North Carolina  28288-0760
                                    Attention:    David Hall, Agency Management
                                    Telecopier:  (704) 383-6647
                                    Telephone:  (704) 383-3727

                  (b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and
         (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

         10.3     No Waiver; Cumulative Remedies.

         No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.4     Survival of Representations and Warranties.

         All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

         10.5     Payment of Expenses and Taxes.

         The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Lead Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay or reimburse each Lender and the Administrative Agent for any costs, fees or expenses incurred in connection with any investigation (including, without limitation, background checks) performed to determine whether the Company or any of its Subsidiaries or any officer, director, shareholder or affiliate of the Company or any of its Subsidiaries has violated any Anti-Terrorism Laws or other similar law and (e) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Company shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 10.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

         10.6     Successors and Assigns; Participations; Purchasing Lenders.


         (a) This Credit Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

         (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any Participant if the Participant's participation is not increased as a result thereof), (ii) release all or substantially all of the US Guarantors and Foreign Guarantors from their respective obligations under the US Guaranty and Foreign Guaranties, as applicable, or (iii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

         (c) Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof and, with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions or entities ("Purchasing Lenders"), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $2,500,000 with respect to its Commitment and Loans (or, if less, the entire amount of such Lender's obligations), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, to the extent required above, the Administrative Agent and the Company), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of an assignment to a Lender, an Affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it, the principal outstanding balance of the Loans of the transferor Lender subsequent to the effectiveness of the Commitment Transfer Supplement shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall still be entitled to any indemnification rights hereunder). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Company shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender, to the extent requested by such Purchasing Lender, in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked "canceled".

         (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

         (f) The Company authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and its Subsidiaries prior to becoming a party to this Credit Agreement, in each case subject to Section 10.15.

         (g) At the time of each assignment pursuant to this Section 10.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.18 Certificate) described in Section 2.18.

         (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

         10.7     Adjustments; Set-off.

         (a) Each Lender agrees that if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Company and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Company, in any currency, whether arising hereunder, under any other Credit Document or any Hedging Agreement with a Hedging Agreement Provider provided by such Lender pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.8     Table of Contents and Section Headings.

         The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

         10.9     Counterparts.

         This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         10.10    Effectiveness.

         This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

         10.11    Severability.

         Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.12    Integration.

         This Credit Agreement and the other Credit Documents represent the agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Company or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

         10.13    GOVERNING LAW.


         THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         10.14    Consent to Jurisdiction and Service of Process.


         All judicial proceedings brought against the Company and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Company and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Administrative Agent, the Lenders, the Company and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Company and the other Credit Parties to be effective and binding service in every respect. Each of the Company, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Company or the other Credit Parties in the court of any other jurisdiction.

         10.15    Confidentiality.

         The Administrative Agent and each of the Lenders agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Company (other than to its employees, affiliates, auditors or counsel or to another Lender) any information with respect to the Company and its Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Company to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) as has become generally available to the public other than by a breach of this Section 10.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to
Section 10.6; provided that such prospective transferee shall have been made aware of this Section 10.15, (e) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to a Credit Party and its obligations; provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section, (f) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications or (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement entered into with a Hedging Agreement Provider.

         10.16    Judgment Currency.

         If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

         10.17    Acknowledgments.

         The Company and the other Credit Parties each hereby acknowledges that:

         (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

         (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Company and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

         (c) no joint venture exists among the Lenders or among the Company and the Lenders.

         10.18    Waivers of Jury Trial.

         THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                                   SECTION 11
                  SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT

         11.1     Participations.

         Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Revolving Loans and Swingline Loans, made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender's Exchange Percentage thereof. The foregoing exchanges shall be accomplished automatically pursuant to this Section 11.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same. All purchases and sales of participating interests pursuant to this Section 11.1 shall be made in Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

         11.2     Administrative Agent's Determination Binding.

         All determinations by the Administrative Agent pursuant to this Section 11 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders. The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

         11.3     Participation Payments in Dollars.

         Upon, and after, the occurrence of a Sharing Event (a) no further Extensions of Credit shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Foreign Currencies (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars (taking the Dollar Amount of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

         11.4     Delinquent Participation Payments.

         If any amount required to be paid by any Lender pursuant to this
Section 11 is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this
Section 11 shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Section 11 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

         11.5     Settlement of Participation Payments.

         Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 11 and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders' participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

         11.6     Participation Obligations Absolute.

         Each Lender's obligation to purchase participating interests pursuant to this Section 11 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         11.7     Increased Cost; Indemnities.

         Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Credit Parties any increased costs and indemnities (including, without limitation, pursuant to Section 2.15, 2.16, 2.17, 2.18, 2.19 and 10.5) directly from the Credit Parties to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Credit Parties indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Section 11. Each Credit Party acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 11, increased Taxes may be owing by it pursuant to Section 2.18, which Taxes shall be paid (to the extent provided in Section 2.18) by the respective Credit Party or Credit Parties, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Section 11.

         11.8     Provisions Solely to Effect Intercreditor Agreement.

         The provisions of this Section 11 are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. Except as contemplated by Sections 11.3 and 11.7, none of the Credit Parties shall have any rights or obligations under this
Section 11. Nothing contained in this Section 11 is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

COMPANY:                  CHECKPOINT SYSTEMS, INC.,
                          a Pennsylvania corporation

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

FOREIGN BORROWERS:                  [NONE]


JAPANESE BORROWER:        CHECKPOINT MANUFACTURING JAPAN CO., LTD.


                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------


US GUARANTORS:            CHECKPOINT SECURITY SYSTEMS GROUP, INC.,
                          a Minnesota corporation


                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          CHECKPOINT CARIBBEAN, INC.,
                          a Delaware corporation

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------


                          CHECKPOINT SYSTEMS OF PUERTO RICO, INC., a Delaware corporation

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------


FOREIGN GUARANTORS:                         [NONE]

LENDERS:                   WACHOVIA BANK, NATIONAL ASSOCIATION,

                           individually in its capacity as a Lender and in its capacity as Administrative Agent

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                          individually in its capacity as a Lender and in its capacity as Syndication Agent



                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          JPMORGAN CHASE BANK, N.A.
                          individually in its capacity as a Lender and in its capacity as Documentation Agent

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          HARRIS TRUST AND SAVINGS BANK,
                          individually in its capacity as a Lender and in its capacity as Documentation Agent

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          ING CAPITAL LLC,
                          individually in its capacity as a
                          Lender

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          COMERICA BANK,
                          individually in its capacity as a
                          Lender

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          Commerzbank AG, New York and Grand Cayman Branches individually in its capacity as a Lender

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------

                          CITIZENS BANK OF PENNSYLVANIA,
                          individually in its capacity as a
                          Lender

                          By:
                             --------------------------------------------------
                          Name:
                               ------------------------------------------------
                          Title:
                                -----------------------------------------------